Exhibit 5.2

Stikeman Elliott LLP     Barristers & Solicitors

1155 René Lévesque Blvd. West, 40th Floor, Montréal, Quebec, Canada H3B 3V2

Tel: (514) 397-3000 Fax: (514) 397-3222 www.stikeman.com

May 21, 2015

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado

80290

Dear Sirs/Mesdames:

Re:  Whiting Canadian Holding Company ULC

We have acted as Canadian corporate counsel to Whiting Canadian Holding Company ULC (the “Canadian Guarantor”) to render an opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof, to be filed by Whiting Petroleum Corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to an offer to exchange the Company’s outstanding $750,000,000 6.25% Senior Notes due 2023 issued on March 27, 2015 in transactions exempt from the registration requirements of the Securities Act (the “Original Notes”), for an equal principal amount of the Company’s new 6.25% Senior Notes due 2023 that are registered under the Securities Act (the “New Notes”).

We understand that the New Notes will be issued pursuant to the senior indenture, dated as of September 12, 2013 (the “Indenture”) among the Company, as issuer, Whiting Oil and Gas Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the fourth supplemental indenture dated as of March 27, 2015 among the Company, as issuer, the Canadian Guarantor, Whiting Oil and Gas Corporation, Whiting US Holding Company, Whiting Resources Corporation (the “Guarantors”) and the Trustee (the “Supplemental Indenture”). The New Notes will be fully and unconditionally guaranteed by the Canadian Guarantor on and subject to the terms of Indenture, as amended and supplemented by the Supplemental Indenture (the “New Guarantee”).

We have examined executed copies of the following documents (collectively, the “Documents”):

(a)    the Indenture;

(b)    the Supplemental Indenture; and

(c)	the Registration Statement (including the prospectus and the exhibits constituting a part of the Registration Statement);

For the purposes of this opinion, we have also examined and relied upon originals or copies of the following documents (collectively, the “Corporate Documents”):

(a)	a certificate of good standing provided by the Office of the British Columbia Registrar of Companies with respect to the Canadian Guarantor (the “Certificate of Good Standing”);

(b)	a certificate of a representative of the Canadian Guarantor and Documents attached thereto (the “Officer’s Certificate”);

(c)	the certificate of amalgamation, certificate of name change, notice of articles and articles of the Canadian Guarantor attached to the Officer’s Certificate; and

(d)	the resolutions of the Canadian Guarantor’s directors relating to the Documents attached to the Officer’s Certificate.

We have relied upon the Corporate Documents as to the matters provided for in them, without independent investigation, for purposes of providing our opinions expressed below. In the case of our opinions in paragraph 1, we have relied exclusively upon the Certificate of Good Standing for purposes of providing those opinions. Duplicate copies of the Officer’s Certificate are delivered contemporaneously with this opinion.

We have not conducted a review of the minute books of the Canadian Guarantor.

In examining all documents and in providing our opinions below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, notarial, facsimile, computer-scanned or otherwise electronically transmitted, or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate;

(e)	the Certificate of Good Standing is conclusive evidence that the Canadian Guarantor is existing under the laws of the Province of British Columbia;

(f)	all facts set forth in the certificates supplied by the respective officers and directors of the Canadian Guarantor including, without limitation, the Officer’s Certificate are complete, true and accurate;

(g)	the Documents have been duly authorized, executed and delivered by and are enforceable in accordance with their terms against each party to it other than the Canadian Guarantor; and

(h)	performance of the obligations would not be illegal under the law of the place of performance if that is a place other than British Columbia.

Our opinion below is expressed only with respect to the laws of the province of British Columbia (the “Jurisdiction”) and of the laws of Canada applicable in the Jurisdiction. Any reference to the laws of the Jurisdiction includes the laws of Canada that apply in the Jurisdiction.

Our opinion is expressed with respect to the laws of the Jurisdiction in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee(s) or any other person of any other change in any matter addressed in this opinion.

Based on the above, we are of the opinion that:

1.	The Canadian Guarantor is an existing unlimited liability company under the laws of the province of British Columbia and is, with respect to the filing of annual reports with the Registrar of Companies (British Columbia) appointed under section 400 of the Business Corporations Act (British Columbia), in good standing.

2.	The Canadian Guarantor has the corporate power to take, and has taken, all necessary corporate action to authorize the execution, delivery and performance by the Canadian Guarantor of the Supplemental Indenture.

3.	The Supplemental Indenture has been authorized, executed and delivered by the Canadian Guarantor as a matter of corporate law in compliance with the laws of the province of British Columbia and with the provisions of its articles.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement under the heading “Legal Matters”. In giving the consent, we do not admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated under it.

Yours truly,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP

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